Exhibit 10.6

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “[***]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SUPPLY AGREEMENT

This Supply Agreement (hereinafter the/this “Agreement”)

has been made and executed as of this

29th day of June, 2026

(hereinafter the “Effective Date”)

by and between

Orion Corporation

a company organised under the laws of Finland,

(Business Identity Code FI 19992126),

with its principal offices at Orionintie 1, 02200 Espoo, Finland,

(hereinafter “Orion”)

and

Tenax Therapeutics, Inc.

a company organized under the laws of Delaware

Business Identity Code EIN number 26-2593535

with its principal offices at 101 Glen Lennox Drive, Suite 300, Chapel Hill, NC, 27517, USA

(hereinafter “Licensee”)

(each referred to herein after as a “Party” and collectively as the “Parties”)

WITNESSETH

WHEREAS, Orion Corporation and Phyxius Pharma, Inc. entered into that certain License Agreement dated September 20, 2013, as subsequently amended on October 9, 2020 (the “First Amendment”), January 25, 2022 (the “Second Amendment”), February 19, 2024 (the “Third Amendment”), October 2, 2024 (the “Fourth Amendment”), September 3, 2025 (the “Fifth Amendment”), and June 29, 2026 (the “Sixth Amendment”; that certain License Agreement, as amended by all of the foregoing, the “License Agreement”), and Tenax Therapeutics, Inc. is the successor in interest to Phyxius Pharma, Inc. under the License Agreement;

WHEREAS, among other things, the First Amendment added an orally administered levosimendan product (as defined in more detain therein, the “Oral Product”) to the scope of the License Agreement and established a supply framework for the Oral Product, including Orion’s right (but not obligation) to supply the Oral Product for commercialization (as defined in more detain therein, the “Supply Option”) and pricing parameters for clinical and commercial supply;

WHEREAS, the Second Amendment, as relevant to the Oral Product, adjusted timing for the Phase III Study and confirmed the Supply Option construct, including notice requirements and Licensee’s right to source the Oral Product from a third-party manufacturer if Orion elects not to supply or later terminates its supply, with technical transfer cost sharing as set forth therein;

WHEREAS, the Third Amendment further amended the License Agreement as it pertained to the Oral Product, including revising the Oral Product commercial transfer price cap applicable if Orion exercises the Supply Option, and amending the definition of Territory for the Oral Product;

WHEREAS, the Fourth Amendment and Fifth Amendment include additional changes relevant to the Oral Product, including matters relating to Oral Product branding and provisions related to the transfer and handling of certain types of data or information;

WHEREAS, the Sixth Amendment amended Section 16.1 of the License Agreement to amend certain termination rights and add certain cybersecurity requirements; and

WHEREAS, the Parties desire to enter into this Supply Agreement to set forth the terms and conditions governing Orion’s manufacture and supply of the Oral Product and Placebo Products (as defined below) to Licensee as contemplated by, consistent with, and subject to, the License Agreement.

NOW, THEREFORE, Licensee and Orion, in consideration of the premises and of the mutual agreement, covenants and conditions hereinafter set forth, agree and covenant as follows:

1.
DEFINITIONS

1.1.
In this Agreement, the following capitalized words and expressions have the meanings set out below:

“Affiliate” means, with respect to either Party, any Person that directly or indirectly through one or more Affiliates controls, is controlled by or is under common control with such Party. For the purposes of this definition, ‘control’ means the ownership of greater than fifty percent (50%) of the shares or such other arrangement as constitutes the direct or indirect ability to direct the management, affairs or actions of such Person.

“Applicable Law” means all applicable laws and regulations of the Country of Manufacture, as well as current Good Manufacturing Practice (“cGMP”), which is hereby defined to mean the following regulations and published guidelines related to current good manufacturing practices that relate to the testing, manufacturing, processing, packaging, holding or distribution of drug or biologic drug substances and finished drugs or biologics: (a) the regulations set forth in 21 CFR 210 and 211 promulgated by the FDA; and (b) the EU good manufacturing practices set forth in the European Community directive 2003/94/EC and the respective EU GMP Guide, Directive 2001/83/EC.

“Approved Facility” means Orion’s manufacturing facility/ies approved by competent authorities having jurisdiction thereover (which shall include but not be limited to the United States Food and Drug Administration, European Medicines Agency, or any successor agency to either of the foregoing) as an approved site of manufacture for the Supplied Products.

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for business in Finland and the State of North Carolina (USA).

“Certificate of Analysis” means a certificate supplied with delivered Supplied Product, which states details of the relevant Supplied Product batch(es) covered by the certificate and contains the agreed manufacturing data.

“Commercial Oral Product” means Oral Product to be sold for commercial human use in a country of the Territory following Regulatory Approval thereof for human use in such country.

“Confidential Information” means any and all information, documentation, know-how and data disclosed and/or made available under this Agreement by or on behalf of a Party to the other Party or any Affiliate thereof relating to any Supplied Product, the business affairs, trade secrets and/or other activities of such Party and/or its Affiliates, which may include but may not be limited to specifications, ideas, know-how, formulas, technology, practices, processes, methods of production, manufacturing processes documentation, manufacturing formulae, instructions, specifications, standards and analytical procedures, whether technical or non-technical, verbal or written, patented or patentable, as well as product samples and specifications.

“Costs of Industrialization of the Oral Product” means those documented direct costs and expenses described in the budget set forth on Schedule 3 (the “Industrialization Budget”) and incurred by Orion or an Affiliate thereof following the Effective Date with respect to the activities, labor, equipment, machinery, materials and creating of documentation necessary for the Industrialization of the Oral Product.

“Country of Manufacture” means Finland.

“Development Oral Product” means Oral Product to be used in human clinical trials, other research or development activity, or for compassionate or charitable use in a country prior to Regulatory Approval thereof for human use in such country.

“Independent Improvements” means any and all inventions, improvements, modifications, adaptations, enhancements or new applications, techniques or processes conceived, derived, first reduced to practice, or developed by or on behalf of Orion in connection with the Manufacture of the Supplied Products hereunder or arising as a result thereof, the use and/or application of which in no way exploits or utilises any, and can be used independently of, Licensee’s IPRs or Licensee’s Confidential Information.

“Industrialization of the Oral Product” means building the capability of manufacturing commercial scale batches of Oral Product, consisting of Steps 1 and 2 as described in Schedule 3.

“IV Product” means the pharmaceutical product containing levosimendan as an active pharmaceutical ingredient and intended for human use or administration in a hospital or critical care setting (i.e., 2.5 mg/ml concentrate for solution for infusion/ 5ml vial).

“Intellectual Property Rights” or “IPRs” means all inventions, patent applications, patents, registered or unregistered design rights, copyrights, database rights, trade marks, trade names, know-how and other industrial or intellectual property rights of whatever kind and all rights of a similar nature throughout the world.

“Manufacture” means the manufacture of the Supplied Products, and assurance and verification of product quality and compliance of the Supplied Products, as applicable to their respective Product Specifications (in accordance with the Quality Agreement), including but not limited to the quality control and quality assurance, packaging (if any) and storage and handling of the Supplied Products.

“Oral Product” means the orally administered pharmaceutical product in capsule formulation, containing levosimendan as an active pharmaceutical ingredient and having a strength of 1mg/capsule, the composition of which is described in Schedule 1, Part A (attached hereto).

“Placebo Oral Product” means a product which is by visual inspection identical with the Oral Product in terms of packaging and appearance but contains no active ingredients.

“Placebo Product” means the Placebo Oral Product.

“Product Specification” means the agreed specifications for each Supplied Product as set out in Schedule 1, Part B.

“Quality Agreement” means the agreement between Orion and Licensee which sets out the quality-related roles and responsibilities of each Party with respect to Manufacture of the Supplied Products, as may be amended from time to time in writing between the Parties.

“Supplied Product” means the Development Oral Product, Commercial Oral Product, or Placebo Product in their respective final sales or similar packages.

“Territory” means (as provided under the License Agreement with respect to the Oral Product) the entire world.

“Third Party” means any person or entity other than a Party or an Affiliate of a Party.

2.
SCOPE OF THIS AGREEMENT

2.1.
General. This Agreement governs Orion’s manufacture and supply of the Supplied Products to Licensee for development and commercial purposes in the Territory, and sets forth, inter alia, the Parties’ forecasting, ordering, delivery, quality, pricing, and non-conformance procedures and certain alternative manufacturing rights of Licensee and its Affiliates with respect thereto. For clarity, the License Agreement sets forth the terms and conditions under which Licensee is authorized to Develop and Commercialize the Supplied Products in the applicable Territory (including license grants, Field, Territory, exclusivity, economics, trademarks, and other commercialization matters).

2.2.
Exercise of the Supply Option. Upon the execution of this Agreement, Orion exercises the Supply Option for the Oral Product and will be the primary supplier to Licensee of the Supplied Products for development and commercial purposes on the terms and conditions of this Agreement. Licensee shall be entitled to source from Third Parties and/or manufacture or have manufactured the Supplied Products, in each case as provided in this Agreement (and, where applicable, the License Agreement). For clarity, this Agreement establishes supply rights permitting Licensee to source Supplied Products from third parties to an extent defined or permitted in this Agreement; these rights do not, as set out in Section 2.3, amend the License Agreement’s allocation of license grants, intellectual property ownership, Field, Territory, royalties, or trademarks.

2.3.
Priority of Agreements. This Agreement is expressly subject to and subordinate to the License Agreement in the following manner: In the event of any conflict between this Agreement and the License Agreement, this Agreement controls with respect to Sections 7.8 and 8.9 as well as Exhibits D and E of the License

Agreement, in each case to the extent concerning Supplied Products. Except as expressly stated in the preceding sentence, the License Agreement controls in the event of any conflict, unless this Agreement expressly provides otherwise with respect to supply-related matters for Supplied Products or Licensee’s rights to make or have made Supplied Products. Capitalized terms used but not defined herein have the meanings given in the License Agreement, and definitions established above or elsewhere in this Agreement apply solely for purposes of this Agreement.

2.4.
IV Product. If Licensee notifies Orion that Licensee wishes to pursue the further Development or Commercialization of the IV Product, the Parties shall, in accordance with Sections 7.8 and/or 8.9 of the License Agreement, enter into a supply agreement concerning Orion’s supply of the IV Product to Licensee. To facilitate the execution of such aforesaid supply agreement for the IV Product, the Parties shall initiate good faith negotiations on the terms for such supply agreement, and use reasonable efforts to execute such an agreement, without undue delay following Licensee’s aforesaid notification to Orion.

3.
INDUSTRIALIZATION OF THE ORAL PRODUCT

3.1.
The Parties have agreed to share the Costs of the Industrialization of the Oral Product as set out below. For clarity, the Parties agree and confirm that the cost-sharing and reimbursement mechanisms detailed in this Section 3, [***], are separate from the Supply Price provisions of this Agreement. The Parties expressly acknowledge that this allocation of costs may result in a total effective price for the Commercial Oral Product that exceeds the Supply Price, and that this arrangement constitutes a permitted deviation from the supply terms set forth in the License Agreement as contemplated by Section 2.3 of this Agreement.

3.1.1.
Orion shall begin performing Step 1 of the Industrialization of the Oral Product no later than the Effective Date and complete Step 1 of Industrialization of the Oral Product as soon as reasonably possible thereafter in accordance with any schedule or timeline therefor set forth on Schedule 3 hereto. Costs of the Industrialization of the Oral Product incurred in performing Step 1 thereof and incurred in accordance with the Industrialization Budget shall be [***].

3.1.2.
Orion shall not begin performing Step 2 of the Industrialization of the Oral Product unless and until requested by Licensee in writing. Upon such request by Licensee, Orion shall begin performing Step 2 of the Industrialization of the Oral Product as soon as possible and complete Step 2 of Industrialization of the Oral Product as soon as reasonably possible thereafter in accordance with the schedule or timeline therefor set forth on Schedule 3 hereto, which shall, using reasonable efforts, be amended and clarified by the Parties, acting in good faith, once the Step 1 of the Industrialization of the Oral Product has been completed. Costs of the Industrialization of the Oral Product incurred in performing Step 2 thereof and in accordance with the Industrialization Budget (the “Step 2 Costs of the Industrialization of the Oral Product”), shall be shared as follows:

(a)
[***]
(b)
[***]
3.1.3.
Licensee shall pay its share of the Step 2 Costs of the Industrialization of the Oral Product, as set forth in Section 3.1.2 above, to Orion as follows:

(a)
[***]

(b)
[***]
(c)
[***]

3.1.4 Orion shall provide Licensee a detailed monthly report of the progress of the Industrialization of the Oral Product, any tasks accomplished with respect thereto since the previous such report, all Costs of Industrialization of the Oral Product incurred with respect to such tasks, and, with respect to any Step 2 Costs of the Industrialization of the Oral Product, a reconciliation of the amounts paid by Licensee with respect thereto under Section 3.1.3(a) and 3.1.3(b) as compared to the total Step 2 Costs of the Industrialization of the Oral Product through the date of such report.

4.
SUPPLIED PRODUCT FORECASTING

4.1.
Licensee shall by the [***] furnish Orion with a rolling [***] forecast concerning Licensee's requirements for Supplied Products to be ordered from Orion for the following [***]. Such rolling forecast shall be regarded as a good faith estimate of Licensee's requirements for Supplied Products, but shall not be deemed binding on Licensee, except that, of each such forecast submitted by the Licensee, [***], shall be binding upon Licensee. With respect to such binding portions, Licensee shall submit a Purchase Order to Orion for quantities of Supplied Products to be delivered during each calendar month that equal or exceed such percentage, as applicable.

4.2.
Licensee shall by the end of the [***] during the Term furnish Orion with a nonbinding (except as set forth in Section 4.1 above) [***] forecast concerning Licensee's requirements for Commercial Oral Products.

5.
MANUFACTURE AND SUPPLY OF THE SUPPLIED PRODUCT

5.1.
Purchase Orders. Subject to Section 5.3, Orion shall Manufacture and supply to Licensee the amounts of each Supplied Product ordered by Licensee from time to time. Each order for Supplied Product by Licensee (hereinafter “Purchase Order”) shall contain:

(a)
the quantity of each Supplied Product being purchased; and
(b)
the delivery date(s) for the Supplied Products (in compliance with the agreed delivery time period).
5.2.
Approved Facility. The Supplied Products shall be Manufactured only at an Approved Facility. Orion shall not change the Approved Facility without the prior written consent of Licensee, such consent not to be unreasonably withheld, conditioned or delayed.

5.3.
Supply Obligations. Notwithstanding any other provision of this Agreement, Orion shall only be obligated to Manufacture and supply quantities of each Supplied Product that correspond to the first [***] placed by Licensee in accordance with Section 4.1 of this Agreement (such first [***], the “Fully-Binding Portion” of a forecast). For the avoidance of doubt, Orion's firm supply obligation hereunder shall be [***].

With respect to any quantities of each Supplied Product ordered with respect to the Fully-Binding Portion of a forecast that exceed [***] of the amount set forth in such forecast therefor, Orion undertakes to use commercially reasonable efforts to Manufacture and supply such excess quantities; provided, however, that Orion does not guarantee supply of any such excess quantities and shall have no liability to Licensee for any failure to supply any such excess quantities. In the event Licensee anticipates a need, during the

Fully-Binding Portion of a forecast, for quantities of a Supplied Product from Orion in excess of the corresponding quantities set forth in such Fully-Binding Portion, Licensee shall provide Orion with as much advance notice as reasonably practicable, and the Parties shall cooperate in good faith to determine the feasibility of fulfilling such excess requirements.

5.4.
Order Placement and Delivery Obligations. Orion shall Manufacture and supply Supplied Products only against Licensee’s written firm orders and Orion shall confirm in writing each Licensee firm order for Supplied Products, and the time of delivery of such order, within [***] Business Days from the date of receipt of such order, provided that Orion shall not be required to confirm any such order for Supplied Product to the extent exceeding [***] of the applicable amount set forth in the applicable Fully-Binding Portion. Delivery of Supplied Products so ordered shall take place within [***] from the date of Orion’s order confirmation. Firm orders shall be placed, and are only required to be fulfilled, in full batch sizes (or multiples thereof). The minimum packaging order size is [***].

5.5.
Delivery Terms and Payment Conditions. The Supplied Products shall be delivered FCA Approved Facility, [***] (as per Incoterms 2020, made part of this Agreement by reference), unless the Parties agree in writing in connection with Product(s) order, and on a case by case basis, on delivery to another destination. Title to the Supplied Products shall transfer to Licensee upon delivery. Payment term is [***] from the date of Orion’s invoice. Overdue amounts shall accrue interest at a rate corresponding to the interest rate on the main refinancing operations of the European Central Bank, increased [***]. Without limiting any other rights or remedies Orion may have by law or under this Agreement, Orion reserves the right to withhold delivery of the Supplied Products whether based on an accepted order of Licensee or not, in the event Licensee is in default of any of its undisputed payment obligations hereunder until such breach is fully cured.

5.6.
Audits; Records.

5.6.1.
Licensee shall during the term of this Agreement or thereafter for a maximum period of [***] from the termination or expiration of this Agreement, but not more often than [***] consecutive calendar years (or more often as requested by Licensee for cause), be entitled, upon reasonable advance notice and during normal business hours, to audit Orion’s facilities used, or intended to be used, for the Manufacture, handling, and storage of the Supplied Products hereunder, and any records of Orion thereof related thereto, solely to verify compliance with this Agreement and accuracy of the calculation of any Costs of the Industrialization of the Oral Product.

5.6.2.
Orion shall notify Licensee in writing as soon as reasonably possible (and in any event within [***]) of any inquiries, notifications, correspondence or inspection activity by, from, or with any governmental or regulatory authority directly related to Supplied Product, the manufacture, handling, storage, or shipment thereof under this Agreement, or Approved Facilities. Orion shall be responsible for handling and responding to any appropriate governmental agency inspections, requests, or inquiries applicable to manufacturers (and not regulatory approval holders or parties submitting regulatory filings with respect to a particular product or drug) with respect to its manufacturing of the Supplied Product, subject to any applicable terms of this Agreement (including but not limited to, any FDA Form 483 Establishment Inspection Reports, warning letters, or similar items). Orion shall, within [***] of receipt by Orion or any Affiliate thereof, provide to Licensee redacted copies and a reasonably detailed description of any (i) request, inquiry, or inspection made by, or correspondence from, any governmental or regulatory authority directly related to Supplied Product or its manufacture, shipping, handling, or storage, or Approved Facility involved with any of the foregoing, and (ii) any response thereto or information provided in response with respect to the foregoing by Orion. Orion shall within [***] (i) advise Licensee of any requests by any governmental or regulatory authority for any inspections with respect to the manufacture, shipping, handling, or storage directly relating to Supplied Products, or with respect to Approved Facility involved with any of the foregoing, and (ii) provide Licensee with redacted copies of any correspondence related thereto. In the event any such authorities request information or data during an inspection of a manufacturing site of Orion thereof that are in the possession or control of Licensee, Licensee shall use commercially reasonable efforts to promptly provide such information or data to such governmental or regulatory authority or Orion.

5.6.3.
Orion shall maintain accurate and complete records with respect to its costs, obligations and performance under this Agreement. All such records, including those relating to the manufacture, stability and quality control of all Supplied Products, shall be available for Licensee’s audit, inspection and reproduction during normal business hours upon reasonable written request. All records described above shall be retained by Orion for the longer of (i) [***] or (ii) such period as is required by Applicable Law, provided that, prior to the destruction of any such record, written notice shall be provided to Licensee by Orion, and Licensee shall have the right to request and retain said record (and, in such event, Orion shall promptly provide such record to Licensee).

6.
MATERIALS

6.1.
Responsibility for Materials. Orion shall be responsible for procuring, at its sole cost and expense all necessary packaging and other materials (including active pharmaceutical ingredient) for the Supplied Products supplied hereunder (hereinafter “Materials”). Orion shall ensure that all Materials conform to the respective Material specifications (hereinafter referred to as “Material Specification”) and shall allow no changes or deviations from the Material Specifications without the prior written consent of Licensee, such consent not to be unreasonably withheld or delayed.

6.2.
Material Costs. For the avoidance of doubt, the Parties agree that the price for the Materials, and all costs and expenses incurred by the Orion in fulfilling its obligations under this Section 6, shall be deemed included in the Supply Price payable by Licensee for the Supplied Products. Licensee acknowledges that Orion will order Materials based upon the first [***] of Licensee’s forecast referred to in Section 4, and agrees to reimburse Orion for the reasonable, documented direct costs (including destruction costs) incurred in connection with any Materials so ordered that comply with the applicable Material Specifications and are rendered obsolete or unusable due to Licensee’s failure to order Supplied Products in accordance with the most recent forecast therefor, and not due to negligence, intentional misconduct, breach of this Agreement, or failure to comply with Applicable Law on Orion’s or its Affiliate’s part, despite Orion’s reasonable efforts to use such Materials for other purposes in its and its Affiliates’ businesses.

7.
WARRANTIES; NONCONFORMITIES

7.1.
Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the date hereof:

7.1.1.
it is duly organized and validly existing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

7.1.2.
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

7.1.3.
this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any governmental authority having jurisdiction over it;

7.1.4.
it is aware of no action, suit or inquiry or investigation instituted by any governmental agency or other Third Party that questions or threatens the validity of this Agreement; and

7.1.5.
all necessary consents, approvals and authorizations of all governmental authorities and Third Parties required to be obtained by such Party to enter into this Agreement and to perform under and pursuant to this Agreement have been obtained (provided, however, that the foregoing shall not be construed as a representation or warranty concerning non-infringement of intellectual property rights of Third Parties).

7.2.
Orion Warranties. Orion represents and warrants that:

7.2.1.
(i) the manufacture and packaging of the Supplied Products under this Agreement will not infringe on or constitute misappropriation of any Third Party’s intellectual property, provided however that the aforesaid representation and warranty is qualified by Orion’s actual knowledge with respect to other countries and territories other than the Country of Manufacture, and (ii) any patents or other intellectual property rights that Orion or an Affiliate thereof owns or has in-licensed with respect to the manufacture of any Supplied Products are included, without breach of any agreement Orion may have with any Third Party, in the rights granted under Section 9.4;

7.2.2.
on of the Effective Date, neither it nor any Affiliate thereof is the subject of any for-cause inquiries, notifications, or inspection activity by any governmental or regulatory authority with respect to the Approved Facility or the Supplier Products in any manner that would, or could reasonably be anticipated to, materially adversely affect Orion’s performance of its obligations under, or compliance with, this Agreement; and

7.2.3.
all amounts of the Supplied Products delivered and supplied to Licensee under this Agreement:

(a)
shall have been Manufactured only in the Approved Facility in accordance with (i) the Quality Agreement and (ii) all Applicable Laws (including cGMP);
(b)
shall, upon delivery, (i) comply with the applicable Product Specifications, (ii) not be adulterated within the meaning of the U.S. Food, Drug and Cosmetic Act or similar provisions under Applicable Law, and (iii) be free from any security interest, liens, or other encumbrances; and
(c)
shall on the date of delivery have, at minimum, [***] of its validated shelf life remaining

(items (a), (b), and (c) collectively referred to as the “Agreed Quality”).

Orion shall furnish Licensee with a Certificate of Analysis for each batch of Supplied Products delivered.

7.3
Disclaimers.

7.3.1
EXCEPT FOR THE EXPRESS WARRANTIES AND CONFIRMATIONS SET FORTH IN THIS SECTION 7, (I) ORION MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY SUPPLIED PRODUCT UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, OR ACCURACY, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (II) ORION DOES NOT WARRANT THAT THE SUPPLIED PRODUCTS WILL MEET LICENSEE'S REQUIREMENTS OR EXPECTATIONS, OR THAT THEIR MANUFACTURE, USE, SALE, OFFER FOR SALE, OR IMPORTATION WILL NOT INFRINGE THE PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. LICENSEE ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY ORION, OR ANY OTHER PERSON ON ORION'S BEHALF, EXCEPT SUCH REPRESENTATIONS SPECIFICALLY PROVIDED IN THIS AGREEMENT OR THE LICENSE AGREEMENT. NOTWITHSTANDING THE FOREGOING DISCLAIMERS, NOTHING IN THIS SECTION SHALL LIMIT OR EXCLUDE ANY OTHER RIGHTS OR REMEDIES EXPRESSLY PROVIDED TO LICENSEE ELSEWHERE IN THIS AGREEMENT OR THE LICENSE AGREEMENT.

7.3.2
Licensee Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSEE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OF ANY THIRD PARTY.

7.4.
Defect Notification and Claim Review Process. Licensee shall notify Orion within [***] of the receipt by Licensee at its destination facility of any Supplied Product if Licensee finds out that any such Supplied Product delivered does not comply with the Agreed Quality, or, in the event of any such failure to comply is not readily ascertainable upon reasonable visual inspection, within [***] of Licensee becoming aware of such non-compliance. If Licensee fails to timely notify Orion as set out above, Licensee shall be deemed having accepted the Supplied Products concerned. Any claims by Licensee regarding any failure of the Supplied Products delivered to comply with the Agreed Quality shall specify the nature and basis for the claim and cite relevant Orion’s batch control numbers or other information to enable specific identification of the Supplied Products involved. Orion agrees to review any such written claim made by Licensee regarding the Supplied Products and provide Licensee with the results of such review within [***] after Orion’s receipt of such written claim.

7.5.
Remedies for Non‑Conforming Product. If the review and testing by Orion referred to in Section 7.4 confirms that a claimed quantity of Supplied Products did not as of the date of delivery meet the Agreed Quality, then Licensee shall have the right to reject such batch of non-conforming Supplied Products, and shall at Orion’s expense dispose of or deliver such quantity involved to such destination as Orion shall direct in writing, provided that such directions are in compliance with applicable environmental laws and regulations, and Orion shall, as the Licensee’s sole and exclusive remedy for such nonconformity (but in any event without limitation of Licensee’s rights and Orion’s obligations under Sections 10 and 18), at Licensee’s option, either make a replacement delivery of corresponding conforming Supplied Products, free of charge, as soon as practicable or reimburse Licensee for any payments made for such non-conforming Supplied Products.

7.6.
Independent Laboratory. If the Parties hereto fail to agree within a reasonable period of time as to whether a delivered quantity of Supplied Products complies with the Agreed Quality, then the Parties may, subject to separate written agreement thereof (if any), have the batch in dispute tested and further analysed by an independent, neutral testing laboratory approved by both Parties, such approval not to be unreasonably withheld. Such separate written agreement shall expressly stipulate whether the laboratory’s testing results shall or shall not be binding on the Parties or merely serve as an expert opinion, and, unless expressly otherwise agreed in writing, the cost thereof shall be borne to the Party not prevailing in such dispute.

7.7.
Quality Agreement. The Parties shall enter into a separate Quality Agreement, such agreement to be compiled preferably to Orion’s standard quality agreement template and entered into prior to the first delivery of Supplied Products under this Agreement. Such agreement shall be an integral part of this Agreement.

8.
PRICE AND TERMS OF PAYMENT

8.1.
Supply Price. Licensee shall pay to Orion for the Manufacture and supply of the Supplied Products the prices stipulated in Schedule 2 of this Agreement therefore (hereinafter, the “Supply Price” for each Supplied Product). For the sake of good order, the Parties acknowledge that the supply price for the Oral Product stated in the License Agreement has been for Oral Product in bulk form, and that the Parties have under this Agreement agreed that Orion shall supply the Supplied Products in final packages and the Supply Price has been agreed upon accordingly.

9.
SUPPLY COMMITMENT; NON-SUPPLY EVENTS; CONTINGENT SOURCING RIGHT OF LICENSEE

9.1.
Order Commitment. Licensee shall, except in the event of a Supply Failure, place Purchase Orders with Orion for at least the lesser of (x) [***] of its needs for each of the Development Oral Product, corresponding Placebo Product, and Commercial Oral Product in each calendar year or (y) in the case of Commercial Oral Product, such amount of each of Licensee’s total needs of Commercial Oral Product that would reasonably enable Licensee, as reasonably determined in good faith thereby, to have manufactured by Licensee, an Affiliate, or a third party (i) [***] thereof for delivery during each [***] period prior to the [***] or the [***] (as defined in the License Agreement) of Commercial Oral Product, (ii) [***] of Commercial Oral Product for delivery during the [***] period following such [***], (iii) [***] of Commercial Oral Product during each [***] period thereafter, and (iv) any validation, registration, or similar batches thereof that, as reasonably determined in good faith by Licensee, are reasonably necessary or useful to enable such manufacture by Licensee, an Affiliate, or a third party and the use or sale of such Commercial Oral Product manufactured by Licensee, an Affiliate, or a third party. For purposes of this Section 9.1, a single (1) “batch” shall mean the then-current manufacturing batch size of the respective Supplied Product applied by Orion at the Approved Facility. Licensee’s order commitment established under this Section 9.1 is hereinafter referred to as the “Order Commitment”).

9.2.
Supply Failure. If Orion fails to deliver at least [***] of the quantities of each of the Development Oral Product, Placebo Product, or Commercial Oral Product covered by confirmed purchase orders during any period of [***], then a “Supply Failure” will be deemed to have occurred. Upon the occurrence of a Supply Failure, Orion shall without undue delay provide Licensee with a written notification (a "Supply Failure Notification") that includes (A) a description of the circumstances leading to such Supply Failure and (B) Orion's good faith best estimate of the expected duration of such Supply Failure (the "Estimated Supply Failure Duration"). Orion shall keep Licensee informed regarding the status and expected duration of the Supply Failure by issuing updated Supply Failure Notifications to Licensee no less frequently [***] following the initial Supply Failure Notification, and more frequently if Orion deems it useful to do so.

Upon the occurrence of a Supply Failure, the application of Section 9.1 shall be suspended but, subject to the limitations set forth below in this Section 9.2, solely to the extent necessary to allow Licensee to source such quantities of the Supplied Products as are needed to cover Licensee's requirements for the applicable Supplied Products during a period equal to the Estimated Supply Failure Duration plus [***] (such quantities, "Cover Quantities"). For the avoidance of doubt, if Orion subsequently shortens the Estimated Supply Failure Duration as compared to the Estimated Supply Failure Duration set forth in the initial Supply Failure Notification, such shortening shall not reduce or otherwise affect the duration of Licensee's right to source Cover Quantities as determined based on the initial Estimated Supply Failure Duration. Licensee shall be entitled to source Cover Quantities from Third Party manufacturers or through its own or its Affiliates' manufacturing capabilities, and any orders placed by Licensee with a Third Party manufacturer in respect of Cover Quantities shall be permitted to be fulfilled notwithstanding any subsequent Supply Restoration. For any quantities of the Development Oral Product, Placebo Product, or Commercial Oral Product that Orion is capable to supply, Licensee’s obligation set out in Section 9.1 (Order Commitment) shall apply. Notwithstanding the foregoing, during any Supply Failure, Licensee shall continue to provide Orion with rolling forecasts of its total requirements from Orion for Development Oral Product, corresponding Placebo Product, and Commercial Oral Product in accordance with the forecasting provisions of this Agreement to enable Orion to assess its readiness to remedy such Supply Failure.

9.3.
Resumption of Order Commitment. After Orion having remedied a given Supply Failure and restored its ability to fully satisfy its supply obligations under this Agreement (“Supply Restoration”), Orion shall notify Licensee thereof in writing, by which notification Licensee’s obligation to source the Supplied Products from Orion in accordance with Section 9.1 of this Agreement is, subject to Licensee’s rights to purchase Cover Quantities as set forth in Section 9.2, restored.

9.4.
Licensee’s Alternative Sourcing Right. Licensee will have the right, upon written notice to Orion, to manufacture and/or have manufactured (by an Affiliate or through one or more Third Parties) in maximum such amounts of its needs for the Supplied Products that are not covered by Licensee’s Order Commitment (under Section 9.1), or otherwise permitted by Section 9.2 in the event of a Supply Failure. Upon such notice, Orion hereby grants Licensee and its Affiliates a royalty-free, fully-paid license, with rights of sublicense solely to the applicable Affiliate or alternative Third Party manufacturer (however, such sublicense not being further sublicensable), and which license shall be transferable to a permitted assignee of this Agreement pursuant to Section 16.1, under all IPRs owned, licensed, or otherwise controlled by Orion or its Affiliates necessary or useful for the manufacture of Supplied Products, to make and have made Supplied Products; such right shall be valid during the term of this Agreement, and thereafter as set forth in Section 15 (Effects of Expiration or Termination).

9.5.
Technical Transfer.

(a)
Proactive Technical Transfer. Orion shall, upon any written request of Licensee, undertake and perform, in cooperation with Licensee as requested thereby, a technical transfer to Licensee, an Affiliate thereof, or any designated third-party manufacturer of Licensee of all relevant information, documentation, and materials in Orion's or its Affiliates’ possession or control that is necessary or reasonably useful to enable the manufacture, testing, release, packaging, and supply of one or more Supplied Products, including CMC documentation, batch records, specifications, analytical methods, validation and stability data, lists of qualified suppliers and contract manufacturing organizations, and reasonable manufacturing know-how, which transfer shall include using reasonable efforts in addition to the transfer of such documentation to enable Licensee, its Affiliate, or such alternative manufacturer to manufacture the applicable Supplied Products in accordance with applicable processes and applicable Product Specifications (the "Technical Transfer"), as set out in this Section 9.5. The purpose of the Technical Transfer is to enable Licensee or such other party(ies) to be capable of manufacturing the Supplied Products.
(b)
Technical Transfer Plan. Orion shall perform such Technical Transfer upon request of Licensee pursuant to a separate technology transfer plan (the “Tech Transfer Plan”), which the Parties shall negotiate in good faith and execute as soon as reasonably feasible after the Effective Date, and which, once executed, shall constitute and be included in Schedule 5 attached hereto. The Tech Transfer Plan shall detail, among other things:
i.
the scope, process, and procedures for the Technical Transfer;
ii.
the timeline and milestones for completion of the Technical Transfer; and
iii.
the roles and responsibilities of each Party and any possible third-party recipients.

The Parties shall use reasonable efforts to update the Tech Transfer Plan to include additional detail and/or process- or method-specific steps or information if and when any additional or altered methods/processes for the manufacture of Commercial Oral Product have been developed or established. The Tech Transfer Plan shall be subordinate to, and shall not conflict with, the terms and conditions of this Agreement and the License Agreement and in the event of any conflict or inconsistency between the Tech Transfer Plan and this Agreement or the License Agreement, the terms of this Agreement and the License Agreement shall prevail.

Notwithstanding the foregoing, due to the lack of a Tech Transfer Plan as of Effective Date, Orion shall, prior to the execution of the Tech Transfer Plan provide to Licensee certain documentation that would allow a Third Party manufacturer to plan and prepare for a Technical Transfer before a more detailed Tech Transfer Plan is agreed upon, which documentation will comprise of (A) a batch record of the current manufacturing processes for the Supplied Products, (B) a list of excipient suppliers and grades therefor, and (C) a description of Orion’s planned process improvements for such manufacturing processes, it being expressly acknowledged that such aforesaid documentation will facilitate the initiation of the Technical Transfer but the Technical Transfer needs to be supported thereafter by the subsequent more detailed Tech Transfer Plan.

(c)
Costs and Expenses. Notwithstanding any provision to the contrary in this Agreement or the License Agreement, [***]. With respect to any Technical Transfer, and without limiting the generality of the foregoing:
i.
Licensee shall, for the Oral Product (and any corresponding Placebo Product), [***]; and
ii.
Licensee shall be [***];

provided that, in the case of a Technical Transfer requested by Licensee in connection with or as a result of a Supply Failure or termination of this Agreement (in whole or in part) by Licensee for Orion’s uncured material breach, Licensee shall not be responsible for any costs or expenses of any kind incurred by Orion with respect to such Technical Transfer. Orion shall provide Licensee with reasonably detailed invoices for reimbursable costs and expenses due under this subsection (c) on a [***], and Licensee shall pay such invoices within [***] of receipt.

(d)
Standard of Performance; No Guarantee. Orion shall use commercially reasonable efforts to perform each Technical Transfer in accordance with the Tech Transfer Plan and this Agreement. Notwithstanding the foregoing, Licensee acknowledges and agrees that, provided such efforts are performed by Orion:
i.
the successful implementation of the technology and manufacturing processes depends in part on the capabilities, facilities, and technical expertise of the receiving entity (whether Licensee, Its Affiliate, or Licensee's designated third-party manufacturer);
ii.
Orion does not guarantee the successful implementation of the Technical Transfer or the ability of the receiving entity to manufacture the Supplied Products to applicable Product Specifications following completion of the Technical Transfer; and
iii.
Orion shall have no liability to Licensee for any failure to achieve successful technology implementation, except to the extent such failure is directly caused by Orion's gross negligence, wilful misconduct, or breach of its obligations under this Section 9.5 or failure to perform the Tech Transfer Plan.
(e)
Cooperation. The Parties shall cooperate in good faith throughout the Technical Transfer process. Licensee shall ensure that the receiving entity provides reasonable access, resources, and support as necessary to facilitate the Technical Transfer. Each Party shall designate a qualified representative to serve as the primary point of contact for matters relating to the Technical Transfer.
9.6.
Confidentiality of Technical Transfer Materials; Third-Party Recipients. All documents, data, materials and information provided by or on behalf of Orion in connection with any Technical Transfer, regardless of form or medium and whether or not marked confidential, constitutes, subject to (and without limitation of) Section 13.3, Orion’s Confidential Information under the License Agreement and this Agreement subject to the protections of Section 13 hereof. Licensee may disclose such Confidential Information only to its and its Affiliates’ and contractors’ personnel who have a need to know for the manufacture of Supplied Products (to the extent permitted herein) and who are bound by written obligations of confidentiality and non-use at least as substantially protective as those set forth herein. If the Technical Transfer is made to any third party designated by Licensee (each, a “Third-Party Recipient”), Licensee remains responsible and liable to Orion for all acts and omissions of any Third-Party Recipient and its personnel with respect to confidentiality and permitted use with respect to the applicable Confidential Information of Orion as if they were the acts and omissions of Licensee with respect thereto.

9.7.
Protection for Technical Transfer Materials. The below obligations in this Section 9.7 are in addition to the general obligations of confidentiality and non-use set out in Section 13:

(a)
Scope of Restrictions. All Technical Transfer materials, including without limitation manufacturing know-how, CMC documentation, batch records, specifications, analytical methods, validation and stability data, lists of qualified suppliers and CMOs, formulas, processes, techniques, and any other information or documentation, provided by Orion in connection with any Technical Transfer that constitute Confidential Information of Orion (collectively, "Technical Transfer Materials") constitute Orion's valuable trade secrets. Licensee acknowledges that the Technical Transfer Materials represent significant investment by Orion in research, development, and manufacturing expertise, and that any unauthorized disclosure or use may cause irreparable harm to Orion.

(b)
Strict Non-Use Obligation. Licensee shall not, and shall ensure that its Affiliates and any third-party recipients do not, use any Technical Transfer Materials for any purpose other than the manufacture, testing, release, packaging, and supply of the Supplied Product in accordance with this Agreement and the License Agreement. Without limiting the generality of the foregoing, Licensee shall not use Technical Transfer Materials to (i) develop, manufacture, or commercialize any product other than the Supplied Product; (ii) reverse engineer, analyze, or deconstruct the manufacturing processes or formulations disclosed therein; (iii) seek patent protection or other intellectual property rights that are based on or derived from the Technical Transfer Materials; or (iv) provide services to any third party (other than a licensee or sublicensee of Licensee or an Affiliate thereof for purposes of the supply of Supplied Products by Tenax to such licensee or sublicensee to the extent permitted by this Agreement).
(c)
Restrictions on Third-Party Recipients. Tenax may disclose Technical Transfer Materials to third parties solely to the extent permitted under this Agreement. Moreover, prior to any disclosure of Technical Transfer Materials to such permitted third-party recipient, Licensee shall ensure that such third-party recipient executes a written agreement containing confidentiality and non-use terms substantially as protective as those set forth herein and in Section 13 and which agreement shall expressly name Orion as a third party beneficiary with the right to enforce its terms directly against the third-party recipient; and provide Orion with a copy of such executed agreement upon request. The number of third-party recipients shall be limited to the minimum necessary to accomplish the permitted purpose.
(d)
Return or Destruction. Upon any early termination (but not expiration) of the License Agreement, as well as upon the termination of Licensee’s rights to Manufacture or have Manufactured the Supplied Products granted under this Agreement, Licensee shall, and shall cause its Affiliates and third-party recipients to, promptly (and in any event within [***]) return to Orion or destroy (at Orion’s election) all Technical Transfer Materials in their possession or control, including all copies, summaries, and extracts thereof, and shall certify such return or destruction in writing to Orion. Notwithstanding the foregoing, (i) Licensee (and each Affiliate thereof and third-party recipient) may retain one (1) archival copy of Technical Transfer Materials solely for legal or regulatory compliance purposes and (ii) the obligations of this subsection (d) shall not apply to automatic electronic or digital backups, provided that each copy in (i) and (ii) remains subject to the confidentiality and non-use obligations herein.
(e)
Injunctive Relief. Licensee acknowledges and agrees that any breach or threatened breach of the confidentiality and non-use obligations set forth in this Section 9.7and Section 13 may cause Orion irreparable harm for which monetary damages may be inadequate. Accordingly, Orion shall be entitled to seek injunctive or other equitable relief to prevent or restrain any such breach or threatened breach, without the necessity of proving actual damages or posting any bond or other security.
(f)
Survival. The obligations set forth in this Section 9.7 shall survive in accordance with the survival provisions under Section 13.5, or for so long as the Technical Transfer Materials remain trade secrets under Applicable Law, whichever is longer.
9.8.
For clarity, Licensee’s rights contained in this Section 9 shall be Licensee’s sole remedy in case of any Non-Supply Event.

10.
INDEMNITY AND LIMITATION OF LIABILITY

10.1.
Indemnification by Orion. Orion shall indemnify, defend and hold Licensee, its Affiliates, and its and their directors, officers, employees, agents, and other representatives (hereinafter “Licensee Indemnitees”) harmless from and against any and all loss, damage, liability, costs and expenses claimed by a third party pursuant to any claims, demands, legal actions, suits, or proceedings, including but not limited to those for personal injury or death, against any of the Licensee Indemnitees (and including reasonable attorney’s fees incurred by any Licensee Indemnitee with respect to such claim, demand, action, suit, or proceeding) arising out of (i) Orion’s breach of the warranties under Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, (ii) Orion’s negligence, wilful misconduct or criminal wrongdoing with respect to the Manufacture of any Supplied Product or otherwise related to the subject matter of this Agreement, (iii) breach of this Agreement by Orion, or (iv) failure to comply with Applicable Law by Orion, provided that such obligation shall not apply to the extent any such third party claim, demand, action, suit, or proceeding results from the circumstances described in clause (i) or (iii) of Section 10.2.

10.2.
Indemnification by Licensee. Licensee shall indemnify, defend and hold Orion, its Affiliates, and each of their respective directors, officers, employees, agents, and other representatives (hereinafter “Orion Indemnitees”) harmless from and against all loss, damage, liability, costs and expenses claimed by a third party pursuant to any claims, demands, legal actions, suits, or proceedings, including but not limited to those for personal injury or death, against any of the Orion Indemnitees (and including reasonable attorney’s fees incurred by any Orion Indemnitees with respect to such claim, demand, action, suit, or proceeding) arising out of (i) Licensee’s negligence, wilful misconduct, or criminal wrongdoing with respect to any Supplied Product or subject matter of this Agreement, (ii) Licensee’s, its Affiliates’, its or their sublicensees, or any of the foregoing’s third party contractors’ use, sale, offer for sale, or import of any Supplied Product or the use thereof, or (iii) any breach of this Agreement by Licensee, provided that such obligation shall not apply to the extent any third party claim, demand, action, suit, or proceeding results from the circumstances described in clause (i), (ii), (iii), or (iv) of Section 10.1.

10.3.
Indemnification Procedures. With respect to any indemnification obligation of either Party under this Section 10, the conditions to be met for such indemnification obligation to become applicable are as follows:

(a)
If any third party shall notify a Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing, provided that any failure to so notify the Indemnifying Party will not relieve it of its indemnification obligations except to the extent the failure or delay is prejudicial thereto.
(b)
The Indemnifying Party shall have sole control of the defence of the Third Party Claim and all negotiations for its settlement or compromise (provided that any such settlement or compromise shall be subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnifying Party shall be entitled to compromise or settle the Third Party Claim without the consent of the Indemnified Party if (i) there is no admission of fault, violation of law, or violation of the rights of any Third Party as part of such compromise or settlement and (ii) the sole relief provided in such compromise or settlement is monetary damages that are paid in full by the Indemnifying Party. For the avoidance of doubt, any settlement or compromise that imposes non-monetary relief on the Indemnified Party (including, without limitation, injunctive relief, specific performance, conduct restrictions, product recalls or modifications, or other ongoing obligations) shall require the prior written consent of the Indemnified Party, which consent may be withheld in the Indemnified Party's sole discretion.
(c)
No Indemnified Party with respect to a particular Third Party Claim subject to indemnification under this Section 10 shall enter into any compromise or settlement thereof without the applicable Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld.
(d)
The Indemnified Party shall render reasonable assistance, information, cooperation and authority to permit the Indemnifying Party to defend the Third Party Claim; provided that the Indemnifying Party shall promptly reimburse all out-of-pocket expenses (including reasonable attorneys' fees and expenses) actually incurred by the Indemnified Party in connection therewith.
10.4.
Limitation of Liability. SUBJECT TO AND WITHOUT PREJUDICE TO OR LIMITATION OF THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY SET OUT ABOVE IN THIS SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGE IN THE FORM OF LOST PROFITS, LOST BUSINESS, OR LOST GOODWILL, IN CONNECTION WITH THIS AGREEMENT OR ANY BREACH THEREOF. NOTWITHSTANDING THE FOREGOING, THE AFORESAID LIMITATION OF LIABILITY SHALL NOT APPLY TO ANY BREACHES OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS CONCERNING THE PARTIES’ CONFIDENTIAL INFORMATION CONTAINED IN THIS AGREEMENT.

11.
IMPROVEMENTS

11.1.
Any Independent Improvements shall be the sole and exclusive property of Orion.

12.
NO IMPLIED RIGHTS

12.1.
Except as expressly set forth in this Agreement, nothing in this Agreement grants to Licensee any license, right or interest (whether by implication, estoppel, exhaustion or otherwise) under any patents, know-how, data, trademarks or other intellectual property of Orion, and all such rights are expressly reserved. Moreover, subject to Section 2.3, this Agreement does not amend, expand or otherwise affect the scope of rights granted under the License Agreement, including without limitation license grants, ownership and allocation of intellectual property and data, Field, Territory, exclusivity/competing product covenants, Development and Commercialization responsibilities, economics (including royalties and other payments), and trademark matters. Any use by Licensee or its Affiliates of Orion’s IPRs or Confidential Information under this Agreement is limited to the rights explicitly set forth herein.

13.
CONFIDENTIALITY

13.1.
Each Party shall itself, and shall cause its Affiliates and its and their directors, officers, employees, agents, and other representatives (hereinafter “Employees”), to hold and treat all Confidential Information disclosed to it by or on behalf of the other Party in the strictest confidence and not, and cause its Employees not to, publish it or disclose it to any third party, nor use such Confidential Information, for any purposes other than the performance of its obligations or exercise of rights pursuant to this Agreement or the License Agreement, without the express prior written consent of the disclosing Party.

13.2.
Each Party shall make available the other Party’s Confidential Information only to those of its Employees, its Affiliates’ Employees, and, in the case of Licensee, its and its Affiliates’ contractors who need to know that Confidential Information for the purpose of exercising rights or performing obligations granted or provided this Agreement or the License Agreement, provided that such Employees or other parties are bound to confidentiality and non-use obligations materially no less stringent that those included herein.

13.3.
Notwithstanding anything to the contrary set forth herein, no information disclosed or otherwise made available under this Agreement shall constitute Confidential Information for the purposes hereof to the extent the same:

(a)
is or becomes generally available to the public through no breach of this Agreement by the receiving Party or any of its Employees;

(b)
was lawfully in the receiving Party’s possession, without obligation of confidentiality, prior to the time of disclosure of the same information to the receiving Party by or on behalf of the disclosing Party;

(c)
is obtained by the receiving Party, without obligation of confidentiality, from a Third Party lawfully entitled to possession of such information and under no obligation of confidentiality towards the disclosing Party or its Affiliates in respect of such information; or

(d)
is or has been independently developed by or for the receiving Party without reference to, aid from or reliance upon Confidential Information obtained by the receiving Party from the disclosing Party under this Agreement.

13.4.
In the event a receiving Party or its Employee is required under law or regulation or order of government or judicial authority to disclose all or any part of the disclosing Party’s Confidential Information, such Party shall a) to the extent legally permissible, promptly and without undue delay notify the disclosing Party of the existence, terms and circumstances surrounding such requirement so that the disclosing Party may, at its sole discretion, seek a protective order, confidential treatment, or other appropriate relief or remedy or waive compliance with the terms hereof, b) reasonably cooperate with the disclosing Party, as reasonably requested thereby, in seeking such order, treatment, or relief, and c) if disclosure of such information is required, disclose such information only to the minimum extent so required to be disclosed. If and whenever any Confidential Information is disclosed in accordance with this Section 13.4, such disclosure shall not cause any such information to cease to be Confidential Information.

13.5.
The obligations of confidentiality and non-use under this Section 13 shall survive the termination or expiration of this Agreement for whatsoever reason and shall continue in full force and effect for (i) [***], or (ii) [***], whichever is longer.

14.
TERM AND TERMINATION

14.1.
Term and Renewal. Subject to Sections 14.2, 14.3, and 14.4, this Agreement shall become effective on the Effective Date and continue in full force and effect for an initial period of five (5) years after from the first delivery of any Supplied Product from Orion to Licensee under this Agreement (hereinafter, the “Initial Period”). The Agreement shall thereafter be automatically renewed for successive three (3) year periods (each, a “Renewal Period”), unless notice of non-renewal is provided by either of the Parties in writing at least twenty-four (24) months before the end of the Initial Period or the then-current Renewal Period (as applicable), in which case, this Agreement shall expire upon the end of the Initial Period or then-current Renewal Period, as applicable.

14.2.
Termination for Insolvency. This Agreement may be terminated immediately by either of the Parties upon written notice if the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee or the like in bankruptcy appointed by reason of its insolvency (who is not dismissed within sixty (60) days), or in the event an involuntary bankruptcy action is filed against the other Party and not dismissed within sixty (60) days, or if the other Party becomes the subject of liquidation or dissolution proceedings (which, if not initiated by such Party, are not dismissed within sixty (60) days), or otherwise discontinues business.

14.3.
Termination for Breach. In the event a Party materially breaches any of the material terms or conditions of this Agreement (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may give written notice of such breach to the Defaulting Party, specifying the nature of the breach and requesting a cure. If the Defaulting Party fails to cure such breach within sixty (60) days of receipt of written notice from the Non-Defaulting Party, then the Non-Defaulting Party shall be entitled to terminate this Agreement upon written notice to the Defaulting Party, such termination to be effective upon the Defaulting Party’s receipt of such notice.

14.4.
Termination Triggered by License Agreement. If the License Agreement expires or is terminated for any reason, either Party may terminate this Agreement upon written notice to the other Party effective on the effective date of such expiration or termination of the License Agreement. Any termination under this Section 14.4 will be without prejudice to: (a) accrued and unpaid payment obligations; (b) the Parties’ rights and obligations that are reasonable intended or anticipated (due to their nature) to, or expressly, survive such termination, to the extent consistent with the License Agreement.

15.
EFFECTS OF EXPIRATION OR TERMINATION

15.1.
Preservation of Accrued Rights. Termination of this Agreement, for whatever reason, shall be without prejudice to any rights, claims or obligations of either Party which may have accrued prior to the effective date of such termination.

15.2.
Effects of Expiration.

(a)
Expiration Following Licensee's Notice. If this Agreement expires as a result of Licensee providing a notice of non-renewal or termination in accordance with Section 14.1, then, upon such expiration, all rights granted to Licensee under this Agreement (except those expressly surviving expiration or termination pursuant to Section 15.5) shall immediately terminate, including any rights related to the Technical Transfer, contingent manufacturing rights, and sourcing rights for the Oral Product. Orion shall have no further obligations to Licensee under this Agreement, except for those obligations that expressly survive expiration or termination pursuant to Section 15.5 (Survival).

(b)
Expiration Following Orion’s Notice. If this Agreement expires as a result of Orion providing a notice of non-renewal or termination in accordance with Section 14.1, then, notwithstanding such expiration, Licensee shall continue to retain and may exercise its manufacturing and sourcing rights for the Supplied Products as set forth in this Agreement, including:

i.
the right to receive and utilize the Technical Transfer in accordance with Section 9.55;

ii.
the right to manufacture or have manufactured the Supplied Products using the transferred technology and know-how; and

iii.
the right to source the Supplied Products from alternative manufacturers.

The foregoing rights, and the license granted under Section 9.4, shall continue in effect for so long as (X) the License Agreement remains in effect or (Y) Licensee’s right and license under Section 16.6 of the License Agreement remain in effect; provided, however, that in the event Licensee breaches this Agreement in a manner that would allow Orion to terminate this Agreement on the basis of such breach if this Agreement had not expired, then Orion shall have the right at its sole discretion to revoke and terminate the foregoing rights and the license granted under Section 9.4 with immediate effect by notifying Licensee thereof in writing. .

15.3.
Effects of Termination.

a)
Termination of this Agreement for Licensee’s Breach or Insolvency. If this Agreement is terminated by Orion pursuant to Section 14.2 (Termination for Insolvency) or Section 14.3 (Termination for Breach), all rights granted to Licensee under this Agreement shall immediately terminate, including any rights related to the Technical Transfer, manufacturing rights, and sourcing rights for the Supplied Products. Orion shall have no further obligations to Licensee under this Agreement, except for those obligations that expressly survive expiration or termination pursuant to Section 15.5 (Survival).

b)
Termination of this Agreement for Orion’s Breach or Insolvency. If this Agreement is terminated by Licensee pursuant to Section 14.2 or 14.3, Licensee shall continue to retain and may exercise its manufacturing and sourcing rights for the Supplied Products as set forth in this Agreement, including:

i.
the right to receive and utilize the Technical Transfer in accordance with Section 9.5;

ii.
the right to manufacture or have manufactured the Supplied Products using the transferred technology and know-how; and

iii.
the right to source the Supplied Products from alternative manufacturers;

and such rights, and the license granted under Section 9.4, shall continue in effect for so long as (X) the License Agreement remains in effect or (Y) Licensee’s right and license under Section 16.6 of the License Agreement remain in effect; provided, however, that in the event Licensee breaches this Agreement in a manner that would allow Orion to terminate this Agreement on the basis of such breach if this Agreement had not been terminated, then Orion shall have the right at its sole discretion to revoke and terminate the foregoing rights and the license granted under Section 9.4 with immediate effect by notifying Licensee thereof in writing.

c)
Termination of this Agreement for Termination or Expiration of License Agreement. If this Agreement is terminated pursuant to Section 14.4 (Termination Triggered by License Agreement), such termination will be without prejudice to (i) any accrued and unpaid payment obligations; and (ii) the Parties’ rights and obligations that are reasonable intended or anticipated (due to their nature) to, or expressly, survive such termination pursuant to Section 15.5 (Survival), to the extent consistent with the License Agreement. Moreover, notwithstanding such aforesaid termination, Licensee shall continue to retain and may exercise its manufacturing and sourcing rights for Supplied Products as set forth in this Agreement, including (without limitation):

i.
the right to receive and utilize a Technical Transfer in accordance with Section 9.5;

ii.
the right of Licensee and its Affiliates to manufacture or have manufactured the Supplied Products using the transferred technology, know-how, and other IPRs; and

iii.
the right to source the Supplied Products from alternative manufacturers;

However, notwithstanding the foregoing, the foregoing rights (which shall include the license granted under Section 9.4) shall continue in effect only to the extent and for so long as the rights granted to Licensee with respect to Supplied Products, as applicable under the License Agreement, remain in effect.

15.4
Return of Confidential Information. In the event of termination or expiration of this Agreement, each Party shall promptly return to the other, unless otherwise agreed, all of the other Party’s Confidential Information received hereunder, except, in the case of Licensee, to the extent necessary or useful to exercise Licensee’s rights or perform Licensee’s obligations under this Agreement or the License Agreement following such expiration or termination. Such return shall be completed as soon as practicable after completing and delivering all outstanding orders of the Supplied Products.

15.5
Survival. Termination of this Agreement, for whatever reason, shall not affect this Section 15 and other clauses which by their nature should reasonably survive the termination or expiration of this Agreement, including but not limited to Sections 1, 2.3, 5.6, 6.1 (with respect to the second sentence thereof), 7.1-7.6, 8, 9.6, 9.7, 9.8, 10, 11, 12, 13, 15-18, 19, and 20-29, which shall continue in full force and effect in accordance with their terms after such termination.

15.6
Payment of Ordered Supplied Products. For clarity, the expiration or termination of this Agreement for any reason shall not relieve Licensee from its obligation to pay the Supply Price (and any other outstanding payments to Orion, if any) for all Supplied Products ordered by Licensee from Orion.

16.
ASSIGNMENT

16.1.
Neither this Agreement nor any right, obligation, commitment or liability hereunder may be assigned by either Party without the other Party's express written consent, such consent not to be unreasonably withheld, provided, however, that each Party may assign this Agreement to (i) to an Affiliate of such Party (provided, however, that such assigning Party and the Affiliate concerned shall thereafter be jointly and severally liable and responsible to the other Party for compliance with this Agreement by such Affiliate and for any breach hereof by any such Affiliate) or (ii) a Third Party to whom all or substantially all of its business or assets are transferred or assigned by means of sale, merger, divestiture or any bona fide restructuring of operations.

16.2.
Orion may subcontract the Manufacture of the Supplied Products to a third party only with Licensee’s prior written consent. Notwithstanding the above, Orion shall, upon prior notice thereof to Licensee, have the right to subcontract the Manufacture of the Supplied Products to its Affiliate, and use

subcontractors in the performance of ancillary obligations related to the Manufacture of Supplied Products, including activities related to analytics and quality assurance of Supplied Products, as applicable, provided that Orion shall remain responsible for all such Affiliates and Third Parties’ compliance with this Agreement and performance of Orion’s obligations hereunder.

16.3.
Any attempted assignment in violation of this Section 16 shall be null and void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.
FORCE MAJEURE

17.1
Neither of the Parties to this Agreement shall have any liability whatsoever or be in default for any delays or failures in performance under this Agreement resulting from any occurrence of an event of Force Majeure. For purposes hereof, “Force Majeure” shall be deemed to be any future event or condition, which (i) is beyond the reasonable control, and without the fault, of the Party affected thereby, (ii) was not foreseeable by such Party at the time this Agreement was entered into, and (iii) the effect(s) of which the Party affected thereby could not have prevented, mitigated or overcome by reasonable measures. The occurrence or existence of any event of Force Majeure shall be promptly notified by the affected Party to the other. The affected Party shall use all reasonable endeavours to remove, as quickly as possible, the effect of said event of Force Majeure.

18.
PRODUCT RECALL

18.1
Notice of Recall. Each Party shall promptly notify the other Party in writing of any facts reasonably relating to the advisability of the recall, withholding or withdrawal from the market, or field correction of any Supplied Product(s) (hereinafter, a “Recall”).

18.2
Performance and Costs of Recall. Licensee shall have full discretion and control over whether to execute any Recall and any actions to be taken with respect thereto. Orion shall cooperate with Licensee as reasonably requested thereby in performing any such Recall, which cooperation will be at Licensee’s expense except as set forth below. Orion shall bear the direct out-of-pocket costs and expenses of any Recall, including replacement of any Supplied Product subject to such Recall, any such costs and expenses of Licensee or any Affiliate thereof with respect thereto, and the costs and expenses of any cooperation rendered by Orion with respect thereto, if and only to the extent such Recall is the result of any breach by Orion of this Agreement or negligence or misconduct or Orion or any Affiliate or Third Party subcontractor thereof (and Orion shall pay any such costs and expenses invoiced thereto by Licensee within sixty (60) days of receipt of such invoice). Licensee shall bear all costs and expenses of any Recall in all other circumstances.

19.
COMPLIANCE WITH LAW AND GOOD BUSINESS PRACTICE, PROCESSING OF PERSONAL DATA

19.1
Ethical Business Practices and Anti‑Corruption Compliance. At all times during the term of this Agreement, each Party agrees to comply with all applicable laws, rules and regulations. Without limiting the generality of the foregoing, each Party shall comply with the anti-corruption laws of the United Kingdom (i.e. the Bribery Act 2010) and the country/ies in which such Party is located or is operating. In addition, the Licensee undertakes to comply with Orion’s Third Party Code of Conduct appended hereto as Schedule 4.

19.2
Compliance with Data Protection Laws. In the performance of the pharmacovigilance and other activities under this Agreement, both Parties shall comply with their respective obligations under all currently applicable laws and regulations relating to protection of personal data, including without limitation, to the extent applicable, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation), as amended from time to time, and/or any subsequent European Union and its Member States’ legislation in relation to the protection of personal data.

i.
Personal Data. For the purposes of this Agreement “personal data” shall mean information that the Parties process and/or control based on this Agreement that can be used by itself or in combination with other available information to identify a specific individual, as defined in detail under applicable European Union data protection legislation.

ii.
Both Parties shall implement all reasonable physical, technical and administrative safeguards appropriate to the nature of the information to prevent any use or disclosure of personal data other than as provided for by this Agreement. Both Parties will also take reasonable precautions to protect the personal data from alteration or destruction.

iii.
Each Party shall notify the other Party promptly after discovery of any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, the personal data (“Personal Data Breach”), and shall take immediate steps to rectify any Personal Data Breach.

iv.
To the extent either Party transfers Personal Data subject to Regulation (EU) 2016/679 (the “GDPR”) from the European Economic Area (or a country recognized by the European Commission as ensuring an adequate level of protection under GDPR Article 45) to a recipient in a country that does not benefit from an adequacy decision, the Parties will rely on appropriate safeguards under GDPR Article 46, including the European Commission’s Standard Contractual Clauses adopted by Commission Implementing Decision (EU) 2021/914 of 4 June 2021, as amended or replaced from time to time (the “EU SCCs”). If the European Commission issues updated or successor standard contractual clauses, or if a supervisory authority or court requires modifications to the Parties’ transfer mechanism(s), the Parties will promptly take all steps reasonably necessary to replace or amend the EU SCCs to maintain a valid transfer mechanism under GDPR Article 46 (as amended or replaced).

20.
WAIVER

20.1
The failure by either Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute or be construed to constitute a waiver of the same or affect that Party's rights thereafter to enforce or exercise the same. No waiver of any term, provision or condition of this Agreement shall be effective unless it is in writing and signed by a duly authorised person on behalf of the waiving Party.

21.
SEVERABILITY

21.1
In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed by limiting such invalid, illegal or unenforceable provision, or if such is not possible, by deleting such invalid, illegal or unenforceable provision from this Agreement; provided that should this Agreement as a result of any such deleting not any more reasonably correspond to the good faith intent of the Parties, either Party may propose to the other Party amendments also to the other provisions of this Agreement in order to have the Agreement correspond to such good faith intent and negotiate in good faith on such amendment(s).

22.
ENTIRE AGREEMENT

22.1
Entire Agreement. This Agreement, together with the attached Schedules, represents the entire agreement between the Parties relating to the subject matter hereof and supersedes except as otherwise expressly reserved, excluded or modified herein, all prior arrangements, understandings, correspondence, notes, minutes and agreements between the Parties whether written or oral.

22.2 Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed by the Parties in writing and signed by the duly authorized representatives of both Parties hereto.

23.
INDEPENDENT CONTRACTORS

23.1
The status of Licensee and Orion under the business arrangement established by this Agreement is that of independent contractors. It is expressly agreed that for tax, legal or other purposes (i) this Agreement or any portion of this Agreement shall not be considered to be a partnership agreement, and (ii) the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Party has any authority whatsoever to act as an agent or representative of the other, nor has either any authority or power to contract for, or create or assume any obligation or liability in the other’s name or on behalf of the other or otherwise bind the other in any way for any purpose, nor shall either Party hereto represent to any third parties it possesses any such authority to bind the other Party.

24.
NOTICES

24.1
Notices provided hereunder to be given by either Party to the other shall be in writing and shall be delivered by recognized overnight delivery service or sent by government mail service (certified or registered air mail) to the following respective addresses or to such other addresses as the Parties may hereafter communicate to each other in writing:

If to Orion:

[***]

If to Licensee:

[***]

With a copy (which shall not constitute notice) to:

[***]

24.2
The notices shall be deemed to have been received as follows: (a) when delivered by hand (with written confirmation of receipt) or (b) received by the addressee, if sent by an internationally recognized overnight or two-day delivery service (confirmation receipt requested), in each case, to the appropriate addresses set forth above (or to such other addresses as a Party may designate by notice).

24.3
Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the other Party hereto when prompt notification is required, but, it is understood that such oral notice shall in no way satisfy the requirement of a written notice.

25
GOVERNING LAW AND DISPUTE RESOLUTION

25.1
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden, without giving effect to its conflict of laws provisions. It is specifically agreed that the United Nations Convention on Contracts for the International Sale of Goods is not applicable to this Agreement.

25.2
Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement, including the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators appointed in accordance with the said rules. The seat of arbitration shall be London, England, and the language to be used in the arbitral proceedings shall be English.

26
PUBLICITY

26.1
Unless agreed upon in writing beforehand by the Parties, neither Party shall discuss with any third party or originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, regarding the content or terms of this Agreement, or any amendment hereto, except for such announcement as based on the advice of legal counsel to the Party making such announcement is required under applicable law, regulation, or stock exchange regulations, in which event such Party shall (i) give the other Party an opportunity reasonable under the circumstances to review the form and content of the announcement before such legally required disclosure is made and (ii) use reasonable efforts to seek protective or confidential treatment of the terms hereof if and as reasonably requested by the other Party.

27
SCHEDULES

27.1
The following Schedules are attached to this Agreement:

Schedule 1, Part A Description of the Oral Product

Schedule 1, Part B Product Specifications

Schedule 2. Supply Price

Schedule 3. Description of the Industrialization of the Oral Product

Schedule 4. Orion’s Third Party Code of Conduct

Schedule 5. Tech Transfer Plan

The Schedules constitute an integral part of this Agreement. In case of discrepancies between the Agreement and a Schedule, the provisions of the Agreement shall prevail.

28
HEADINGS

28.1
The headings in this Agreement are inserted for the convenience of the Parties only and may not be used in the interpretation of any provisions hereof.

29
COUNTERPARTS

29.1
This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Execution and delivery of this Agreement may be effected by electronic means, including by electronic signature (such as via DocuSign or similar electronic signature technology), and any such electronic signature shall be deemed an original signature and shall have the same legal validity and enforceability as a manually executed signature.

***Balance of page left blank. Signature page follows.***

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorised representatives.

Orion Corporation
By: /s/ Ms. Satu Ahomäki	By: /s/ p.p. Patrik Kass
Name: Ms. Satu Ahomäki	Name: p.p. Patrik Kass
Title: Executive Vice President	Title: Vice President
Tenax Therapeutics, Inc.
By: /s/ Chris Giordano
Name: Chris Giordano
Title: President and CEO